Exhibit 99.1

Distribution Notice Payable by January 31, 2026

December 17, 2025

Dear Investor,

On December 16, 2025, the Board of Directors of Redwood Enhanced Income Corp. declared and approved a quarterly dividend of $0.38 per share and a onetime supplemental dividend of $1.02 per share, payable by January 31, 2026, to shareholders of record as of December 31, 2025.

Your distribution will be reinvested under the Company’s Dividend Reinvestment Plan unless you (i) previously opted out of the Dividend Reinvestment Plan or (ii) send a letter by December 31, 2025, to US Bank Global Fund Services at alternativefundsupport@usbank.com to elect to receive cash distributions. If you have elected to receive cash distributions, the distribution amount will be wired by January 31, 2026, to your current banking instructions on file.

Should you have any questions regarding the distribution, please call 800-362-3670 or email alternativefundsupport@usbank.com.

Sincerely,

Redwood Enhanced Income Corp.

250 WEST 55TH STREET, 26TH FLOOR | NEW YORK, NY 10019